Catalyst Paper Corporation – List of Subsidiaries

Catalyst Paper Holdings Inc.
Catalyst Paper (Snowflake) Inc.
Catalyst Paper Energy Holdings Inc.
Catalyst Paper Recycling Inc.
Catalyst Pulp Operations Limited
Catalyst Pulp and Paper Sales Inc.
Catalyst Pulp Sales Inc.
Catalyst Paper (USA) Inc.
Catalyst Paper Finance Limited
Catalyst Paper (general partnership)
The Apache Railway Company
Pacifica Poplars Ltd.
Pacifica Poplars Inc.
Pacifica Papers U.S. Inc.
Pacifica Papers Sales Inc.
Export Sales Company Limited
Crofton Pulp and Paper Limited
468327 B.C. Ltd.
British Columbia Forest Products Limited
NSC Holdings (Philippines) Inc.
NSC Holdings (Barbados) Limited
Catalyst Paper Services (Hungary) LLC
Powell River Energy Inc.
Elk Falls Pulp and Paper Limited
3264904 Canada Limited
0606890 B.C. Ltd
3744809 Canada Inc.
Echelon Paper Corporation (a British Columbia company)
Echelon Paper Corporation (a CBCA corporation)
Elk Falls Forest Industries Limited